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                                                                                              EXHIBIT 99(a)


                    TXU US HOLDINGS COMPANY AND SUBSIDIARIES
                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                                   (Unaudited)



                                                                                           Twelve Months Ended
                                                                                             March 31,  2003
                                                                                           -------------------
                                                                                          (millions of dollars)

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Operating revenues.................................................................               $ 8,195
                                                                                                   -------

Operating expenses:
   Cost of energy sold and delivery fees............................................                3,507
   Operating costs..................................................................                1,472
   Depreciation and amortization....................................................                  721
   Selling, general and administrative expenses.....................................                  971
   Franchise and revenue-based taxes................................................                  404
   Other income.....................................................................                  (44)
   Other deductions.................................................................                  248
   Interest income..................................................................                  (10)
   Interest expense and other charges...............................................                  487
                                                                                                  -------
         Total costs and expenses...................................................                7,756
                                                                                                  -------

Income before income taxes, extraordinary loss and cumulative effect of changes in
   accounting principles............................................................                  439

Income tax expense..................................................................                  108
                                                                                                  -------

Income before extraordinary loss and cumulative effect of changes in accounting
   principles.......................................................................                  331

Extraordinary loss, net of tax benefit..............................................                 (134)

Cumulative effect of changes in accounting principles, net of tax benefit (Note 2)..                  (58)
                                                                                                  -------

Net income..........................................................................                  139

Preferred stock dividends...........................................................                    9
                                                                                                  -------

Net income available for common stock...............................................             $     130
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